FOR IMMEDIATE RELEASE Federal Signal Corporation Appoints New Director OAK BROOK, Illinois, November 21, 2023 — The Board of Directors of Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the appointment of Katrina L. Helmkamp to the company’s Board of Directors, effective November 20, 2023. In October 2022, Ms. Helmkamp was appointed Non-Executive Chair of the Board of Directors of IDEX Corporation (“IDEX”) (NYSE: IEX), where she has served as an independent director and member of multiple board committees since initially joining the IDEX board in November 2015. From 2018 until her retirement in January 2023, Ms. Helmkamp served as President and Chief Executive Officer of Cartus Corporation (“Cartus”), the relocation services subsidiary of Anywhere Real Estate, Inc. (NYSE: HOUS). “We are delighted to announce Katrina’s appointment to our board of directors,” said Dennis J. Martin, Chairman of the board of Federal Signal. “She brings strong strategic vision and experience across multiple markets and technologies. Katrina is a unique leader who deeply understands the levers of growth and performance. Her insight and experience position her to provide immediate, valued insight to our board.” Prior to joining Cartus, Ms. Helmkamp served as Chief Executive Officer of Lenox Corporation from November 2016 to June 2018, and prior to that, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as senior vice president, North America Product for Whirlpool Corporation (NYSE: WHR) from 2008 to 2010. Ms. Helmkamp received a Bachelor of Science in industrial engineering and an MBA from Northwestern University. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com